EXHIBIT 5.1

March 9, 2016
Web.com Group, Inc.
12808 Gran Bay Parkway, West
Jacksonville, FL 32258
Ladies and Gentlemen:
We have acted as counsel to Web.com Group, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,806,829 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2016 Inducement Award Plan (the “Inducement Plan”) and the Yodle, Inc. 2007 Equity Incentive Plan (the “Yodle Plan” and, together with the Inducement Plan, the “Plans”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
COOLEY LLP

By: /s/ Nancy H. Wojtas
Nancy H. Wojtas